Exhibit 99.1

News Release

Inpixon Reports Second Quarter 2021 Financial Results and Provides Corporate Update

Reports Net Income of $14.8 Million and a 221% Increase in Revenue Year-Over-Year for the Second Quarter of 2021

Conference Call to be Held Today at 4:30 p.m. Eastern Time

PALO ALTO, Calif., August 16, 2021 /PRNewswire/ -- Inpixon (Nasdaq: INPX), the Indoor Intelligence™ company, today provided a business update and reported financial results for the second quarter of 2021.

Nadir Ali, CEO of Inpixon, stated, “We continue to make tremendous growth strides, reporting a 221% increase in revenue for the three months ended June 30, 2021 as compared to the same period last year, in addition to $14.8 million in net income attributable to the stockholders of Inpixon primarily resulting from the settlement of a note receivable with equity. As a result of our expanded Indoor Intelligence product offering, we are increasing our SaaS subscription sales, and we are beginning to see higher recurring revenue streams and increases in the average selling price for certain of our products. We have had strong momentum, securing several new customer relationships for our smart office app following the acquisition of The CXApp during the second quarter of 2021. Organizations need to keep pace with the continuously evolving work environment in order to maintain a productive, satisfied and safe workforce. They are seeking simplified and comprehensive workplace solutions that can support hybrid return-to-the-office initiatives and selecting Inpixon to help them create and deliver a connected workplace where employees work in a mix of on-site and remote options. By delivering the best possible workplace experience for employees, one that fosters engagement and collaboration via a unified, user-friendly mobile app, we believe organizations can increase employee retention rates and remain competitive in the market.

“We are delivering a range of solutions that enhance indoor experiences by allowing our customers to provide smarter, safer and more secure environments. With activity around in-person events restarting including conferences and executive briefings, the need to deliver hybrid event options remains, and our app and events platform is optimized to deliver hybrid and omni-device experiences in a way that we believe other event app vendors don't provide. We are also delivering solutions for other work environments such as industrial, manufacturing and mining, where heavy equipment and vehicles are in close proximity to one another or people, and determining precise location is critical to ensure the safety of visitors and personnel. Utilization of our chirp and UWB technologies, such as is offered with our recently launched Inpixon Asset Tag and Inpixon Personnel Tag, can deliver increased visibility of people and assets, enhancing safety and resource utilization. Our technology offers a unique performance profile combining high accuracy, long operational range and interference resilience that makes it an excellent choice for a wide range of location and ranging use cases. According to MarketsandMarkets, the RTLS market is expected to grow at a CAGR of 24.8% during 2020-2025, and we expect to ride this wave of sharp growth.

“Overall, we have approximately $70 million available to the company as of June 30, 2021 including approximately $24.9 million in cash and an additional $45.3 million in short-term investments. With our strong financial position and increasing market awareness, we believe we are well positioned to aggressively penetrate the Indoor Intelligence market with the ability to offer products and solutions to satisfy the range of Indoor Intelligence needs. We are excited and pleased with the momentum we are gaining and look forward to providing updates regarding contract wins, technology enhancements and more as developments unfold,” concluded, Mr. Ali.

Recent milestones:

●	Selected by leading global social media and information sharing company with hundreds of millions of active users worldwide for smart office app implementation across dozens of corporate locations.

●	Added to the Russell Microcap® Index.

●	Secured purchase order for implementation of smart office app with multinational mass media and entertainment conglomerate.

●	Launched Inpixon Asset Tag, a compact, active radio frequency (RF) tag for long-range RTLS asset tracking.

●	Won multi-year contract for smart office app for implementation with international banking organization, supporting European-based financial company’s hybrid return-to-work initiative for employees in more than 75 locations.

●	Won “Best Smart Building Solution for Return to Work” award. Recognition was based on ability to add value and drive change through innovative solutions.

●	Secured purchase orders for tens of thousands of units in Inpixon’s RTLS product line from integrator partners for customers in Europe, Asia, Africa and North America.

Financial Results

Revenues for the three months ended June 30, 2021 were $3.5 million compared to $1.1 million for the comparable period in the prior year for an increase of approximately $2.4 million, or approximately 221%. This increase is primarily attributable to an approximate $1.5 million increase in Indoor Intelligence sales and an increase of approximately $0.7 million of SAVES sales. Gross profit for the three months ended June 30, 2021 was $2.6 million compared to $0.77 million for the comparable period in the prior year, an increase of 232%. The gross profit margin for the three months ended June 30, 2021 was 74% compared to 72% for the three months ended June 30, 2020. This increase in margin is primarily due to a higher mix of gross profit from the Indoor Intelligence products. Net income attributable to stockholders of Inpixon for the three months ended June 30, 2021 was income of $14.8 million compared to a loss of $7.3 million for the comparable period in the prior year. This increase in income of approximately $22.1 million was primarily attributable to higher gross profit, the discounted net gain on the Sysorex note and release of valuation allowance on the Sysorex note, offset by the increased operating expenses including operating expenses from recent acquisitions. Non-GAAP Adjusted EBITDA for the three months ended June 30, 2021 was a loss of $6.3 million compared to a loss of $3.9 million for the prior year period. EBITDA is defined as net income (loss) before interest, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is used by Inpixon management as a metric by which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and other non-cash items including stock-based compensation.

Proforma non-GAAP net loss per basic and diluted common share for the three months ended June 30, 2021 was a loss of $0.07 compared to a loss of $0.21 per share for the prior year period. Proforma non-GAAP net income (loss) per share is used by Inpixon management as an evaluation tool as it manages the business and is defined as net income (loss) per basic and diluted share adjusted for non-cash items including stock-based compensation, amortization of intangibles and one-time charges and other adjustments including loss on the exchange of debt for equity, provision for valuation allowance on notes and acquisition costs.

Conference Call

Inpixon management will host a conference call at 4:30 p.m. Eastern Time on Monday, August 16, 2021 to discuss the company's financial results for the second quarter ended June 30, 2021, as well as the company's corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code 560491. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2235/42390, or on the company’s Investor Relations section of the website, ir.inpixon.com. Investors and other interested parties are invited to submit questions to management prior to the call's start via email to inpx@crescendo-ir.com.

A webcast replay of the call will be available on the company’s Investor Relations section of the website (ir.inpixon.com) through August 16, 2022. A telephone replay will be available approximately one hour following the call, through August 23, 2021 and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID 42390.

About Inpixon

Inpixon® (Nasdaq: INPX) is the innovator of Indoor Intelligence™, delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company’s Indoor Intelligence and mobile app solutions are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, RTLS, workplace and hybrid event solutions, analytics, sensor fusion and the IoT to create exceptional experiences and to do good with indoor data. For the latest insights, follow Inpixon on LinkedIn, Twitter, and visit inpixon.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Inpixon and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of economic conditions, the impact of COVID-19 on Inpixon's results of operations and global supply chain constraints, Inpixon’s ability to integrate the products and business from recent acquisitions into its existing business, the performance of management and employees, the regulatory landscape as it relates to privacy regulations and their applicability to Inpixon’s technology, Inpixon's ability to maintain compliance with Nasdaq’s minimum bid price requirement and other continued listing requirements, the valuation associated with the Sysorex shares owned by Inpixon may fluctuate on a quarter by quarter basis and is anticipated to be subject to discounts or other adjustments for a variety of factors including but not limited to fluctuations in the market price of Sysorex’s common stock which may result in unrealized losses if the value of such securities declines and require us to recognize a charge against earnings, the ability to obtain financing, competition, general economic conditions and other factors that are detailed in Inpixon's periodic and current reports available for review at sec.gov. Furthermore, Inpixon operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Inpixon disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Non-GAAP Financial Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles in the United States ("GAAP") are useful measures of operations. EBIDTA, Adjusted EBITDA and pro forma net loss per share are non-GAAP measures. Inpixon defines "EBITDA" as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Management uses Adjusted EBITDA as a metric for which it manages the business, and Inpixon defines "Adjusted EBITDA" as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash items. Inpixon defines "pro forma net loss per share" as GAAP net loss per share adjusted for stock-based compensation, amortization of intangibles and one-time charges including loss on the exchange of debt for equity and provision for valuation allowances.

Management provides Adjusted EBITDA and pro forma net loss per share measures so that investors will have the same financial information that management uses, which may assist investors in assessing Inpixon's performance on a period-over-period basis. Adjusted EBITDA or pro forma net loss per share is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA and pro forma net loss per share have limitations as analytical tools and should not be considered either in isolation or as a substitute for analysis of Inpixon's results as reported under GAAP.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the "Reconciliation of Non-GAAP Financial Measures" table accompanying this press release.

Inpixon Contacts

Media relations and general inquiries:
Inpixon
Email: marketing@inpixon.com
Web: inpixon.com/contact-us

Investor relations:
Crescendo Communications, LLC
Tel: +1 212-671-1020
Email: INPX@crescendo-ir.com

###

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value data)

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$24,912	$17,996
Accounts receivable, net of allowances of $234 and $235, respectively	2,694	1,739
Notes and other receivables	272	152
Inventory, net of reserve of $138 and $138, respectively	1,919	1,243
Short-term investments	45,303	7,998
Prepaid assets and other current assets	1,381	1,197
Total Current Assets	76,481	30,325

Property and equipment, net	1,499	1,445
Operating lease right-of-use asset, net	1,775	2,077
Software development costs, net	1,658	1,721
Investment in Equity Securities	29,940	--
Long-term investments	2,500	2,500
Intangible assets, net	36,530	14,203
Goodwill	23,890	6,588
Other assets	141	152
Total Assets	$174,414	$59,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,726	$908
Accrued liabilities	5,717	2,739
Income tax liabilities	6,750	--
Operating lease obligation, current	602	647
Deferred revenue	2,780	1,922
Short-term debt	4,251	5,401
Acquisition liability	440	500
Total Current Liabilities	22,266	12,117

Long Term Liabilities
Operating lease obligations, noncurrent	1,202	1,457
Other liabilities, noncurrent	35	7
Acquisition liability, noncurrent	5,425	750
Total Liabilities	28,928	14,331

Commitments and Contingencies	--	--

Stockholders’ Equity
Preferred Stock - $0.001 par value; 5,000,000 shares authorized; Series 4 Convertible Preferred Stock - 10,415 shares authorized; 1 issued, and 1 outstanding as of June 30, 2021 and December 31, 2020, respectively; Series 5 Convertible Preferred Stock - 12,000 shares authorized; 126 issued, and 126 outstanding as of June 30, 2021 and December 31, 2020, respectively.	--	--
Common Stock - $0.001 par value; 250,000,000 shares authorized; 116,454,028 and 53,178,462 issued and 116,454,027 and 53,178,461 outstanding as of June 30, 2021 and December 31, 2020, respectively.	116	53
Additional paid-in capital	322,196	225,613
Treasury stock, at cost, 1 share	(695)	(695)
Accumulated other comprehensive income	52	660
Accumulated deficit	(178,931)	(180,992)
Stockholders’ Equity Attributable to Inpixon	142,738	44,639

Non-controlling interest	2,748	41

Total Stockholders’ Equity	145,486	44,680

Total Liabilities and Stockholders’ Equity	$174,414	$59,011

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	For the Three Months Ended,		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenues	$3,453	$1,076	$6,407	$2,880
Cost of Revenues	896	305	1,780	814

Gross Profit	2,557	771	4,627	2,066

Operating Expenses
Research and development	3,223	1,278	5,931	2,612
Sales and marketing	2,073	1,468	3,712	2,159
General and administrative	8,828	2,476	17,999	6,268
Acquisition related costs	535	169	1,005	196
Amortization of intangibles	1,191	508	1,693	1,524
Total Operating Expenses	15,850	5,899	30,340	12,759

Loss from Operations	(13,293)	(5,128)	(25,713)	(10,693)

Other Income (Expense)
Interest income (expense), net	1,555	(777)	1,206	(1,397)
Loss on exchange of debt for equity	--	(47)	(30)	(132)
Benefit (provision) for valuation allowance on related party loan - held for sale	7,462	(835)	7,345	(835)
Other income (expense)	125	(517)	511	(499)
Gain on related party loan - held for sale	49,817	--	49,817	--
Unrealized loss on equity securities	(28,965)	--	(28,965)	--
Total Other Income (Expense)	29,994	(2,176)	29,884	(2,863)

Net Income (Loss), before tax	16,701	(7,304)	4,171	(13,556)
Income tax (provision) benefit	(2,195)	--	(2,204)	87
Net Income (Loss)	14,506	(7,304)	1,967	(13,469)

Net (Loss) Income Attributable to Non-controlling Interest	(253)	19	(235)	9

Net Income (Loss) Attributable to Stockholders of Inpixon	$14,759	$(7,323)	$2,202	$(13,478)

Net Income (Loss) Per Share - Basic	$0.13	$(0.32)	$0.02	$(0.97)
Net Income (Loss) Per Share - Diluted	$0.13	$(0.32)	$0.02	$(0.97)

Weighted Average Shares Outstanding
Basic	110,040,532	22,823,976	94,577,520	13,931,245
Diluted	110,041,378	22,823,976	94,591,619	13,931,245

Comprehensive Income (Loss)
Net Income (Loss)	$14,506	$(7,304)	$1,967	(13,469)
Unrealized foreign exchange (loss) gain from cumulative translation adjustments	52	318	(619)	(295)
Comprehensive Income (Loss)	$14,558	$(6,986)	$1,348	$(13,764)

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended
	June 30,
	2021	2020
	(Unaudited)

Cash Flows Used In Operating Activities
Net Income (loss)	$1,967	$(13,469)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	625	384
Amortization of intangible assets	2,007	1,524
Amortization of right of use asset	370	356
Stock based compensation	7,149	685
Loss on exchange of debt for equity	30	132
Amortization of debt discount	224	1,909
Accrued interest income, related party	(1,627)	(32)
Unrealized gain on note	(490)	--
(Recovery) provision for the valuation allowance for held for sale loan	(7,345)	835
Provision for the valuation allowance for related party receivable	--	648
Gain on settlement of related party promissory note and loan related party receivable	(49,817)	--
Deferred income tax	(4,507)	(87)
Unrealized loss on equity securities	28,965	--
Other	57	21

Changes in operating assets and liabilities:
Accounts receivable and other receivables	532	(107)
Inventory	(555)	22
Prepaid expenses and other current assets	(319)	(905)
Other assets	203	(13)
Accounts payable	(331)	(1,539)
Accrued liabilities	2,494	(593)
Income tax liabilities	6,711	--
Deferred revenue	(238)	105
Operating lease obligation	(364)	(362)
Other liabilities	96	117
Net Cash Used in Operating Activities	(14,163)	(10,369)

Cash Flows Used in Investing Activities
Purchase of property and equipment	(149)	(39)
Purchases of capitalized software	(373)	(433)
Purchases of other short term investments	(2,000)	--
Purchases of treasury bills	(63,362)	--
Sales of treasury bills	28,000	--
Purchase of Systat licensing agreement	(900)	--
Acquisition of Game Your Game	184	--
Acquisition of CXApp	(15,186)	--
Acquisition of Visualix	(61)	--
Net Cash Flows Used in Investing Activities	(53,847)	(472)

Cash From Financing Activities
Net repayments to bank facility	--	(150)
Net proceeds from issuance of common stock and warrants	77,853	41,771
Taxes paid related to net share settlement of restricted stock units	(1,687)	--
Net proceeds from notes payable	--	1
Loans to related party	(117)	(1,035)
Repayments from related party	--	200
Net proceeds from promissory notes	--	5,000
Repayment of CXApp acquisition liability	(137)	--
Repayment of acquisition liability to Nanotron shareholders	(467)	--
Repayment of acquisition liability to Locality shareholders	(500)	(250)
Net Cash Provided By Financing Activities	74,945	45,537

Effect of Foreign Exchange Rate on Changes on Cash	(19)	(15)

Net Increase in Cash, Cash Equivalents and Restricted Cash	6,916	34,681

Cash, Cash Equivalents and Restricted Cash - Beginning of period	17,996	4,849

Cash, Cash Equivalents and Restricted Cash - End of period	$24,912	$39,530

Reconciliation of Non-GAAP Financial Measures:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(In thousands)	2021	2020	2021	2020

Net loss attributable to common stockholders	14,759	(7,323)	2,202	(13,478)
Adjustments:
Non-recurring one-time charges:
Loss on exchange of debt for equity	-	47	30	132
(Recovery) provision for valuation allowance on held for sale loan	(7,462)	835	(7,345)	835
Provision for the valuation allowance related party receivable	-	648	-	648
Gain on related party loan held for sale	(49,817)	-	(49,817)	-
Unrealized loss on equity securities	28,965	-	28,965	-
Acquisition transaction/financing costs	535	169	1,005	196
Earn out Compensation Expense	2,059	-	2,059	-
Professional service fees	422	-	771	-
Unrealized gain on note	(128)	-	(491)	-
Stock-based compensation – compensation and related benefits	2,053	286	7,149	685
Interest expense, net	(1,555)	777	(1,206)	1,397
Income tax provision (benefit)	2,195	-	2,204	(87)
Depreciation and amortization	1,695	682	2,638	1,908
Adjusted EBITDA	(6,279)	(3,879)	(11,836)	(7,764)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(In thousands, except share data)	2021	2020	2021	2020

Net income (loss) attributable to common stockholders	14,759	(7,323)	2,202	(13,478)
Adjustments:
Non-recurring one-time charges:
Loss on exchange of debt for equity	-	47	30	132
(Recovery) provision for valuation allowance on held for sale loan	(7,462)	835	(7,345)	835
Provision for the valuation allowance related party receivable	-	648	-	648
Gain on related party loan held for sale	(49,817)	-	(49,817)	-
Unrealized loss on equity securities	28,965	-	28,965	-
Acquisition transaction/financing costs	535	169	1,005	196
Earnout compensation expense	2,059	-	2,059	-
Professional service fees	422	-	771	-
Unrealized gain on note	(128)	-	(491)	-
Stock-based compensation – compensation and related benefits	2,053	286	7,149	685
Amortization of intangibles	1,361	508	2,011	1,524
Proforma non-GAAP net loss	(7,253)	(4,830)	(13,461)	(9,458)

Proforma non-GAAP net loss per share - Basic	(0.07)	(0.21)	(0.14)	(0.68)
Proforma non-GAAP net loss per share - Diluted	(0.07)	(0.21)	(0.14)	(0.68)
Weighted average shares outstanding
Basic	110,040,532	22,823,976	94,577,520	13,931,245
Diluted	110,041,378	22,823,976	94,591,619	13,931,245